Exhibit 10.2

AMENDED AND RESTATED SECURITY AGREEMENT

Dated as of March 13, 2023

among

AgeX Therapeutics, Inc.

and

Each Other Grantor

From Time to Time Party Hereto

and

Juvenescence Limited

as Agent and Initial Lender

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TABLE OF CONTENTS

(continued)

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ANNEXES AND SCHEDULES

Annex 1	Form of Pledge Amendment
Annex 2	Form of Joinder Agreement for Additional Grantor
Annex 3	Form of Intellectual Property Security Agreement
Annex 4	Form of Notice of Additional Notes

Schedule 1	Commercial Tort Claims
Schedule 2	Filings
Schedule 3	Jurisdiction of Organization; Chief Executive Office
Schedule 4	Location of Inventory and Equipment
Schedule 5	Pledged Collateral
Schedule 6	Intellectual Property
Schedule 7	Perfection Certificate
Schedule 8	Grantors’ and Agent’s Addresses for Notice

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AMENDED AND RESTATED SECURITY AGREEMENT, dated as of March 13, 2023, by AgeX Therapeutics, Inc., a Delaware corporation, (the “Borrower”) and each of the other entities that becomes a party hereto, including pursuant to Section 8.6 (together with the Borrower, the “Grantors” and each a “Grantor”), in favor of Juvenescence Limited, a company incorporated in the Isle of Man (the “Initial Lender”), in its capacity as the Lender under the Notes referred to below and as agent for itself and any other lender under the Notes (in such capacity, together with its successors and permitted assigns, “Agent” and the Agent and the Lenders from time to time under the Notes, together with their respective successors and permitted assigns, the “Secured Parties”). This Agreement amends and restates in its entirety that certain Security Agreement, dated as of February 14, 2022, by the Borrower and the Grantors in favor of the Initial Secured Parties.

W I T N E S S E T H:

WHEREAS, the Borrower has issued that certain Secured Convertible Promissory Note, dated as of the date hereof (as amended and restated by that certain Amended and Restated Secured Convertible Promissory Note, dated as of February 9, 2023, and as further amended, supplemented, amended and restated or otherwise modified from time to time, (and including all replacements and refinancings thereof) the “Original Note”), and the Initial Lender has accepted and entered into the Note;

WHEREAS, the Borrower has issued that certain Secured Convertible Promissory Note, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time (and including all replacements and refinancings thereof) the “Serina Funding Note”, together with the Original Note and any Additional Note, the “Notes” and each a “Note”);

WHEREAS, it is a condition to the obligation of the Lender under the Notes that the Borrower shall have executed and delivered this Agreement to Agent;

NOW, THEREFORE, in consideration of the premises and to induce the Lender and the other Secured Parties to make their respective extensions of credit to the Borrower, each Grantor hereby agrees with Agent as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions.

(a) Capitalized terms used herein without definition are used as defined in the Notes.

(b) The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “as-extracted collateral”, “certificate”, “certificated security”, “chattel paper”, “commercial tort claim”, “commodity contract”, “deposit account”, “document”, “electronic chattel paper”, “equipment”, “farm products”, “fixture”, “general intangible”, “goods”, “health-care- insurance receivable”, “instruments”, “inventory”, “investment property”, “letter-of-credit right”, “proceeds”, “record”, “securities account”, “security”, “supporting obligation” and “tangible chattel paper”.

(c) The following terms shall have the following meanings:

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“Additional Note” means (i) an “Additional Note” as defined in any Note and (ii) any promissory note or other instrument or agreement issued, executed and delivered by Borrower or any other Grantor evidencing any loan, loan commitment or other financial accommodation made or held by any Secured Party, which instrument or agreement (or any Loan Document executed in connection therewith) includes a provision stating that the obligations thereunder are secured by the security interests and liens granted under this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote more than 50% of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Security Agreement, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Applicable IP Office” means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof.

“Collateral” has the meaning specified in Section 3.1.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, license, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all works of authorship and moral, mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, notice, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail, e-mail or E-Fax, or otherwise to or from an E-System.

“Excluded Deposit Account” means any payroll account or other employee wage and benefit account, petty cash account, tax account (including, without limitation, withholding tax accounts and sales tax accounts), escrow account and fiduciary account, together with the funds or other property held in or maintained in any such account (so long as any such account is used solely for such purpose) and other deposit accounts with an aggregate average monthly balance of less than $250,000.

“Excluded Equity” means (a) any voting stock in excess of 65% of the outstanding voting stock of any (i) First Tier Foreign Subsidiary, which, pursuant to the terms of the Notes, is not required to guaranty the Obligations and (ii) Domestic Subsidiary that has no material assets other than Stock or Stock Equivalents of one or more Foreign Subsidiaries and (b) any Stock of any Subsidiary owned by a Subsidiary described in clause (a) above. For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of Stock of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

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“Excluded Property” means, collectively, (i) Excluded Equity; (ii) any permit or license or any Contractual Obligation entered into by any Grantor (A) that prohibits or requires the consent of any Person other than any Grantor or any of its Affiliates which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock Equivalent related thereto (so long as any agreement with such third party that provides for such prohibition or requirement was not entered into in contemplation of the acquisition of such asset or entering into of such agreement or for the purposes of creating such prohibition or restriction) or (B) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon (including any requirement thereunder to obtain the consent of any Governmental Authority), but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law; (iii) any lease, license or agreement or any Property subject to a purchase money security interest, Capital Lease Obligations or similar arrangement, in each case to the extent, that a grant of a security interest therein in favor of the Agent would, under the terms of such lease, license or agreement, violate or invalidate such lease, license or agreement or purchase money security interest, Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party (other than any Grantor or any Affiliate thereof) thereto after giving effect to the anti-assignment provisions of the UCC or other Requirement of Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Requirement of Law notwithstanding such prohibition; (iv) any “intent to use” Trademark applications for which a “statement of use” or “amendment to allege use” has not been filed (but only until such statement is filed) and to the extent, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent to use Trademark application under applicable Requirement of Law; (v) all owned real property not constituting Material Real Property; (vi) all leasehold interests in real property; (vii)(a) any motor vehicles, aircraft and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (b) letter of credit rights with a claim value of less than $500,000 (in the aggregate) to the extent not constituting supporting obligations (except to the extent a security interest therein can be perfected by the filing of UCC financing statements) and (c) commercial tort claims with a claim value of less than $500,000 individually; (viii) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Agent may not validly possess a security interest therein under applicable Requirement of Law (including, without limitation, rules and regulations of any Governmental Authority) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Requirement of Law notwithstanding such prohibition; (ix) margin stock; (x) any Stock in any non-wholly-owned Subsidiaries to the extent that (a) the granting of a security interest in such Stock in favor of the Agent is not permitted by the terms of such issuing Person’s organizational or joint venture documents or otherwise require the consent of a Person or Persons who are not Subsidiaries of the Borrower or (b) the granting of a security interest (including any exercise of remedies) in such Stock in favor of the Agent would result in a change of control, repurchase obligation or other adverse consequence to any Grantor; (xi) those assets as to which the Borrower reasonably determines (in consultation with the Agent), that the cost (including, without limitation, the cost of title insurance, surveys or flood insurance, if necessary) of obtaining a security interest in or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby; (xii) those property or assets for which the creation or perfection of pledges or of security interests in, would result in adverse tax consequences to the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower (in consultation with the Agent); and (xiii) Excluded Deposit Accounts; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

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“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by Borrower.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self- regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor” has the meaning ascribed thereto in the recitals to this Agreement.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“IP Ancillary Rights” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all ancillary rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“IP Licenses” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing (but not including the interest of a lessor under a lease which is not a Capital Lease).

“Loan Document” means “Loan Document” as defined in any Note.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Material Intellectual Property” means Intellectual Property that is owned by or licensed to a Grantor pursuant to a written agreement and material to the conduct of any Grantor’s business.

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“Material Real Property” means any parcel of real property and improvements thereto owned in fee simple by a Grantor and which has a fair market value (estimated in good faith by the Grantor) in excess of $500,000 as of the time such property is acquired (or, if such property is owned by a Person at the time it becomes a Grantor, as of such date); provided, however, the term “Material Real Property” shall not include any Excluded Property.

“Obligations” means all indebtedness evidenced by the Original Note, the Serina Funding Note, any Additional Note and other indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower and any other Grantor to any Secured Party or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor, including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity of governmental agency.

“Pledged Certificated Stock” means all certificated securities and any other Stock or Stock Equivalent of any Person evidenced by a certificate, instrument or other similar document, in each case owned by any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Stock and Stock Equivalents listed on Schedule 5. Pledged Certificated Stock excludes any Excluded Property and any Cash Equivalent Investments.

“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any indebtedness owed to such Grantor or other obligations, owed to such Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all indebtedness described on Schedule 5, issued by the obligors named therein. Pledged Debt Instruments excludes any Excluded Property and any Cash Equivalent Investments.

“Pledged Investment Property” means any investment property of any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Stock or Pledged Debt Instruments. Pledged Investment Property excludes any Excluded Property and any Cash Equivalent Investments.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership or as a member of any limited liability company, in any case, not constituting Pledged Certificated Stock, all right, title and interest of any Grantor in, to and under any Organization Document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 5, to the extent such interests are not certificated. Pledged Uncertificated Stock excludes any Excluded Property and any Cash Equivalent Investments.

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“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Secured Obligations” has the meaning set forth in Section 3.2.

“Software” means (i) all computer programs, including source code and object code versions, (ii) all data, databases and compilations of data, whether machine readable or otherwise, and (iii) all documentation, training materials and configurations related to any of the foregoing.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, trade dress and other source or business identifiers and, in each case, whether registered or not, all goodwill associated therewith, all registrations and recordations thereof, all applications in connection therewith and all common law rights in connection therewith.

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“Trade Secrets” means, with respect to any Grantor, all of such Grantor’s right, title and interest (and all related IP Ancillary Rights) in and to the following: (a) confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, supply chain, manufacture, business and marketing plans, methods, processes, schematics, algorithms, techniques, analyses, proposals, source code and data collections; (b) all income, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future misappropriation or infringements of any of the foregoing; (c) all rights to sue for past, present and future misappropriation or infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing, in each case, excluding any items constituting Excluded Property.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Agent’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

Section 1.2 Certain Other Terms.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b) Other Interpretive Provisions.

(i) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(ii) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) Certain Common Terms. The term “including” is not limiting and means “including without limitation”.

(iv) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

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(v) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE II

[Reserved]

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1 Collateral

For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a) all accounts, chattel paper, deposit accounts, documents (as defined in the UCC), equipment, general intangibles, instruments, inventory, investment property, letter of credit rights and any supporting obligations related to any of the foregoing;

(b) the commercial tort claims with a claim value in excess of $500,000 described on Schedule 1 and on any supplement thereto received by Agent pursuant to Section 5.9;

(c) all books and records pertaining to any of the Collateral;

(d) all property of such Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power, including but not limited to cash;

(e) all other goods (including but not limited to fixtures) and personal property of such Grantor, whether tangible or intangible and wherever located; and

(f) to the extent not otherwise included, all proceeds of the foregoing; provided, however, notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property, and such Excluded Property shall not be Collateral; provided, further, that if and when any such property then owned by a Grantor shall cease to be Excluded Property, such property shall be deemed Collateral and a Lien on and security in such property shall be deemed granted therein.

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Section 3.2 Grant of Security Interest in Collateral

Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations (the “Secured Obligations”), hereby mortgages, pledges and hypothecates to Agent for the benefit of the Secured Parties, and grants to Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants each of the following to the Secured Parties:

Section 4.1 Title; No Other Liens

Except for the Lien granted to Agent pursuant to this Agreement or any other Loan Document or other Liens expressly permitted by the terms of each Note (“Permitted Security”), such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Such Grantor is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder.

Section 4.2 Perfection and Priority

The security interest granted pursuant to this Agreement constitutes a valid and continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (a) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (b) [reserved], (c) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, (d) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a Contractual Obligation granting control to Agent over such letter-of-credit rights and (e) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Security having priority over Agent’s Lien by operation of law or expressly permitted pursuant to the terms of each Note upon (i) in the case of all Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property, the delivery thereof to Agent of such Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank and (ii) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Stock, Pledged Debt Instruments or Pledged Investment Property, the delivery thereof to Agent of such instruments and tangible chattel paper. As of the date hereof (or, if later, as of the acquisition of such property by such Person, or such property is owned by a Person at the time it becomes a Grantor, as of such date), except as set forth in this Section 4.2, all actions by each Grantor necessary to protect and perfect the Lien granted hereunder on the Collateral have been, or will be, substantially concurrently with the effectiveness of this Agreement, duly taken; provided that, notwithstanding the foregoing, the Grantors shall not be required to enter into control agreements with respect to deposit accounts.

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Section 4.3 Jurisdiction of Organization; Chief Executive Office

Such Grantor’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, in each case as of the date hereof, is specified on Schedule 3 and such Schedule 3 also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office or sole place of business for the five years preceding the date hereof.

Section 4.4 Locations of Inventory, Equipment and Books and Records

On the date hereof, such Grantor’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed on Schedule 4.

Section 4.5 Pledged Collateral

(a) The Pledged Stock pledged by such Grantor hereunder (i) is listed on Schedule 5, constitutes Pledged Certificated Stock represented by the certificates set forth on Schedule 5 or Pledged Uncertificated Stock, as set forth on Schedule 5, constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 5 and(ii) has been duly authorized, validly issued and is fully paid and non-assessable (other than Pledged Stock in limited liability companies and partnerships).

(b) As of the date hereof, all Pledged Collateral (other than Pledged Uncertificated Stock) and all Pledged Investment Property consisting of instruments and certificates has been delivered to Agent in accordance with Section 5.3(a).

(c) Upon the occurrence and during the continuance of an Event of Default, Agent shall be entitled to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and be entitled to participate in the management of the issuer of such Pledged Stock to the extent, if any, that of the Grantor which holds such Pledged Stock has such rights and, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock.

(d) With respect to any issuer of any Pledged Uncertificated Stock, each Grantor represents and warrants to Agent that, (i) such Pledged Uncertificated Stock is (x) not dealt in or traded on securities exchanges or in securities markets, (y) not “investment company securities” (as defined in Section 8-103(b) of the UCC) and (z) the issuer of such Pledged Uncertificated Stock has not “opted-in” to Article 8 of the UCC with respect to the equity interests issued by it by providing in any of its certificate or articles of formation, partnership agreement, operating agreement or any other entity governance document or any other document governing or evidencing the equity interests issued by it that the equity interests issued by it shall be “securities” as governed by and defined in Article 8 of the UCC.

Section 4.6 Instruments and Tangible Chattel Paper Formerly Accounts

No amount payable to such Grantor under or in connection with any account is evidenced by any instrument or tangible chattel paper that has not been delivered to Agent, properly endorsed for transfer, to the extent delivery is required by Section 5.6(a).

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Section 4.7 Intellectual Property

(a) Schedule 6 sets forth a true and complete list of the following Intellectual Property such Grantor owns, controls, licenses or otherwise has the right to use pursuant to a written agreement: (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names and corresponding hosts and (iii) Material Intellectual Property and material Software (other than commercial off the shelf software), separately identifying that owned, controlled and licensed to such Grantor and including for each of the foregoing items (A) the owner, (B) the title, (C) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (D) as applicable, the registration or application number and registration or application date and (E) any IP Licenses or other rights (including franchises) received or granted by the Grantor with respect thereto, including without limitation all in-bound IP Licenses or sublicense agreements, exclusive out- bound IP Licenses or sublicense agreements, or other material rights of any Person to use Intellectual Property (but excluding in-bound IP Licenses of over-the-counter software that is commercially available to the public).

(b) On the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Grantor’s business, assets or condition, or its ability to perform its obligations under this Agreement, the Notes and the Loan Documents, all Intellectual Property owned by such Grantor is in full force and effect, subsisting, unexpired and enforceable and has not been abandoned and, to each Grantor’s knowledge, is valid. No breach or default of any IP License constituting Material Intellectual Property shall be caused by any of the following, and none of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Material Intellectual Property: (i) the consummation of the transactions contemplated by any Loan Document or (ii) any holding, decision, judgment or order rendered by any Governmental Authority. There are no pending (or, to the knowledge of such Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, inventorship, use, validity, enforceability of, or such Grantor’s rights in, any Material Intellectual Property of such Grantor. Except as would not reasonably be expected to have a material adverse effect on such Grantor’s business, assets or condition, or its ability to perform its obligations under this Agreement, the Notes and the Loan Documents, to Grantor’s knowledge (i) no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property of such Grantor and (ii) such Grantor is not in material breach or default of any IP License.

Section 4.8 Commercial Tort Claims

The only commercial tort claims of any Grantor existing on the date hereof (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such commercial tort claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) are those listed on Schedule 1, which sets forth such information separately for each Grantor.

Section 4.9 Specific Collateral

None of the Collateral is or is proceeds or products of farm products, as-extracted collateral, health- care-insurance receivables or timber to be cut.

Section 4.10 Enforcement

No permit, notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required for the exercise by Agent of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except (a) filings or recordings in connection with the Liens granted to Agent hereunder, (b) those obtained or made and delivered to Agent on or prior to the date hereof, (c) as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities or other assets generally, or (d) any approvals that may be required to be obtained from any bailees or landlords to collect or gain access to the Collateral.

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Section 4.11 Additional Representations and Warranties of the Notes

The information set forth on Schedule 7 hereto (Perfection Certificate) is complete, true and correct as of the date hereof. The representations and warranties of each Grantor made under each Note are true and correct on the date hereof and on each date any Advance (as defined in the applicable Note) or advance is made under any Note.

Section 4.12 Margin Stock

No Grantor is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. No Grantor owns any Margin Stock.

ARTICLE V

COVENANTS

Each Grantor agrees with Agent to the following, as long as any Obligation or Commitment remains outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted):

Section 5.1 Maintenance of Perfected Security Interest; Further Documentation and Consents

(a) Such Grantor shall (i) not use or permit any Collateral to be used unlawfully or in violation of any provision of any Loan Document, any Requirement of Law applicable to such Grantor or any policy of insurance covering the Collateral and (ii) not enter into any Contractual Obligation or undertaking restricting the right or ability of such Grantor or Agent to sell, assign, convey or transfer any Collateral if such restriction would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on such Grantor’s business, assets or condition, or its ability to perform its obligations under this Agreement, the Notes and the Loan Documents.

(b) Such Grantor shall take such actions as required hereunder or that may be required of a debtor under any applicable law to maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest and such priority against the claims and demands of all Persons.

(c) Such Grantor shall furnish to Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to Agent.

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(d) At any time and from time to time, upon the written request of Agent, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded (if applicable), such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the UCC (or other filings under similar Requirement of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as Agent may reasonably request, including using its commercially reasonable efforts to secure all approvals necessary or appropriate for the collateral assignment to or for the benefit of Agent of any Contractual Obligation included in the Collateral, including any IP License, held by such Grantor and to enforce the security interests granted hereunder.

(e) To ensure that a Lien and security interest is granted on any of the Excluded Property set forth in clause (ii) of the definition of “Excluded Property” (solely to the extent such Excluded Property would otherwise constitute Collateral), such Grantor shall use commercially reasonable efforts to obtain any required consents from any Person other than the Borrower and its Affiliates with respect to any permit or license or any Contractual Obligation with such Person entered into by such Grantor that requires such consent as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock Equivalent related thereto.

Section 5.2 Changes in Locations, Name, Etc. Except upon 5 Business Days’ prior written notice to Agent (or such shorter period as Agent may agree) and delivery to Agent of (a) all documents reasonably requested by Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional locations at which inventory or equipment shall be kept, such Grantor shall not do any of the following:

(i) permit any inventory or equipment, in excess of $150,000 individually and $500,000 in the aggregate, to be kept at a location other than those listed on Schedule 4, except for inventory or equipment in transit, or out for improvement, service or repair;

(ii) change its jurisdiction of organization or the location of its chief executive office, in each case from that referred to in Section 4.3; or

(iii) change its legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

Section 5.3 Pledged Collateral

(a) Delivery of Pledged Collateral. Such Grantor shall deliver to Agent, in suitable form for transfer and in form and substance reasonably satisfactory to Agent, (A) all Pledged Certificated Stock, (B) all Pledged Debt Instruments and (C) all certificates and instruments evidencing Pledged Investment Property.

(b) Event of Default. During the continuance of an Event of Default, Agent shall have the right, at any time in its discretion and without notice to the Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations. If Agent shall exercise any of its rights as contemplated under this Section 5.3(b), Agent shall endeavor in good faith to provide notice of such exercise to the Grantor; provided, however, that the Agent’s failure to deliver such notice will not affect the Agent’s rights hereunder nor give rise to any liability of the Agent.

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(c) Cash Distributions with respect to Pledged Collateral. Except as provided in Article VI, such Grantor shall be entitled to receive all cash distributions paid in respect of the Pledged Collateral.

(d) Voting Rights. Except as provided in Article VI, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that without the prior written consent of Agent no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would materially impair the Collateral or be inconsistent with or result in any violation of any provision of any Loan Document.

Section 5.4 Accounts

(a) Such Grantor shall not, other than in the ordinary course of business, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that could reasonably be expected to materially adversely affect the value thereof.

(b) So long as an Event of Default has occurred and is continuing, Agent shall have the right to make test verifications of the accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as Agent may reasonably require in connection therewith. At any time and from time to time, upon Agent’s reasonable request, such Grantor shall use commercially reasonable efforts to cause independent public accountants or others reasonably satisfactory to Agent to furnish to Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the accounts; provided, however, that unless an Event of Default has occurred and is continuing, Agent shall request no more than two such reports during any calendar year and to the extent practicable such requests shall be coordinated with regular quarterly or annual reviews or audits of Borrower’s financial statements.

Section 5.5 Pledged Uncertificated Stock

Each Grantor covenants and agrees, that such Grantor shall not, and that each Grantor shall not allow any issuer of any Pledged Uncertificated Stock to, (i) take any action to cause any equity interest of the Pledged Uncertificated Stock to be or become a “security” within the meaning of, or to be governed by, Article 8 (Investment Securities) of the UCC or (ii) to “opt-in” or to take any other action seeking to establish any membership interest of the Pledged Uncertificated Stock as a “security”, except to the extent such Grantor (or issuer) has (x) delivered a “security certificate” (as defined in Article 8 of the UCC) evidencing such equity interests to Agent duly endorsed to Agent or (y) delivered a Control Agreement to Agent with respect thereto, in each case in a manner that provides Agent with “control” of such security certificate as “control” is contemplated as a manner of perfection under the UCC.

Section 5.6 Delivery of Instruments and Tangible Chattel Paper and Control of Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper

(a) If any amount in excess of $1,000,000 in the aggregate payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an instrument or tangible chattel paper, other than such instrument delivered in accordance with Section 5.3(a) and in the possession of Agent, such Grantor shall, upon Agent’s request, mark all such instruments and tangible chattel paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Juvenescence Limited, as Agent” and, at the request of Agent, shall promptly deliver such instrument or tangible chattel paper to Agent, duly indorsed in a manner reasonably satisfactory to Agent.

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(b) Such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any investment property to any Person other than Agent, or in the ordinary course and not for the purposes of securing any indebtedness, any depository bank, securities intermediary or commodity intermediary, as applicable.

(c) If such Grantor is or becomes the beneficiary of a letter of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $1,000,000 in the aggregate for all letters of credit, such Grantor shall promptly, and in any event within 10 Business Days (or such longer period agreed to by the Agent in its sole discretion) after becoming a beneficiary, notify Agent thereof and, during the continuance of an Event of Default, enter into a Contractual Obligation with Agent, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall assign such letter-of-credit rights to Agent and such assignment shall be sufficient to grant control for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC). The provisions of the Contractual Obligation shall be in form and substance reasonably satisfactory to Agent.

(d) If any amount in excess of $1,000,000 in the aggregate payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper, such Grantor shall take all steps necessary to grant Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 5.7 Intellectual Property

(a) Within 30 days (or such longer period agreed to by the Agent in its sole discretion) after the end of any Fiscal Quarter in which there is any change to Schedule 6 for such Grantor, such Grantor shall provide Agent notification thereof and the short-form intellectual property agreements and assignments as described in this Section 5.7 and any other documents that Agent reasonably requests with respect thereto.

(b) Such Grantor shall (and shall use good faith efforts to cause all its licensees to) (i) (A) except to the extent that a Grantor determines in its reasonable business judgment that a Trademark is not material, and subject to Section 5.7(c), continue to use each Trademark included in the Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (B) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (C) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirement of Law, (D) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby there is a reasonable risk that (A) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way other than through the discontinuation of sales or other commercialization of inventory or services associated with such Trademark, (B) any Patent included in the Material Intellectual Property may become forfeited, misused, invalidated, unenforceable, abandoned or dedicated to the public other than the abandonment of Patents that the applicable Grantor determines in good faith to no longer constitute Material Intellectual Property or abandonment in particular jurisdictions where such abandonment would not have a material adverse effect on such Grantor’ operations or financial condition, (C) any portion of the Copyrights included in the Material Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (D) any Trade Secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

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(c) Such Grantor shall notify Agent promptly if it knows, that any application or registration relating to any Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such Grantor’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office). Such Grantor shall take all actions that are reasonably necessary or reasonably requested by Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Material Intellectual Property except to the extent that the failure to do so or the abandonment of such Material Intellectual Property would not have a material adverse effect on such Grantor’s operations or financial condition.

(d) Such Grantor shall not do any act or omit to do any act to knowingly infringe, misappropriate, dilute, violate or otherwise materially impair the Intellectual Property of any other Person to the extent such act or omission violates any Requirement of Law to which such Grantor is subject and could reasonably be expected to lead to a material liability of such Grantor to a third party. In the event that any Material Intellectual Property of such Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Grantor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including, in a reasonable timeframe, bringing suit and recovering all damages therefor.

(e) Such Grantor shall execute and deliver to Agent in form and substance reasonably acceptable to Agent and suitable for filing in the Applicable IP Office the short-form intellectual property security agreements in the form attached hereto as Annex 3 for all material United States Copyrights on the date hereof and for all United States Copyrights acquired or registered after the date hereof, United States Trademarks, United States Patents and United States IP Licenses of such Grantor to the extent the same comprise Collateral.

Notwithstanding anything in this Agreement or any other Loan Document, such Grantor shall be permitted to dispose of Intellectual Property to the extent permitted by the Notes.

Section 5.8 Notices

Such Grantor shall promptly notify Agent in writing of its acquisition of any interest hereafter in property, other than any property of the type set forth on Schedule 6 (which Schedule shall be updated in accordance with Section 5.7(a)), that is of a type where a security interest or lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

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Section 5.9 Notice of Commercial Tort Claims

Such Grantor agrees that, if it shall acquire any interest in any commercial tort claim with a claim value in excess of $1,000,000 (whether from another Person or because such commercial tort claim shall have come into existence), (i) such Grantor shall, promptly upon such acquisition, deliver to Agent, in each case in form and substance reasonably satisfactory to Agent, a notice of the existence and nature of such commercial tort claim and a supplement to Schedule 1 containing a specific description of such commercial tort claim, (ii) Section 3.1 shall apply to such commercial tort claim and (iii) such Grantor shall execute and deliver to Agent, in each case in form and substance reasonably satisfactory to Agent, any document, and take all other action, deemed by Agent to be reasonably necessary or appropriate for Agent to obtain, for the benefit of the Secured Parties, a perfected security interest having at least the priority set forth in Section 4.2 in all such commercial tort claims. Any supplement to Schedule 1 delivered pursuant to this Section 5.9 shall, after the receipt thereof by Agent, become part of Schedule 1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

Section 5.10 Perfection Certificate

Commencing on the first anniversary hereof, not more than once per fiscal quarter upon written request from Lender, the Grantors shall deliver to Agent (i) an updated Schedule 7 (Perfection Certificate), certified by such Grantors as being complete, true and correct as of the date of such delivery, and under which certificate the Grantor shall also represent and warrant that each of the representations and warranties set forth in Section 4.1 through and including Section 4.10 are true and correct as of the date of such certificate (it being understood that any references to “date of this Agreement” or the “date hereof” or similar phrase shall be deemed to be the date of such certificate for purposes of such representations and warranties) and (ii) an update to Schedules 1 through 6 and 8, which update will set forth any necessary updates or supplements to the Schedules since the date hereof or since such Schedules were last updated.

ARTICLE VI

REMEDIAL PROVISIONS

Section 6.1 UCC and Other Remedies

(a) UCC Remedies. During the continuance of an Event of Default, Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.

(b) Disposition of Collateral. Without limiting the generality of the foregoing, Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent not otherwise prohibited by applicable law) but subject to the terms of any applicable lease or sublease agreement, during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help to the extent permitted by state law, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) sell, assign, convey, transfer, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. The Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Requirement of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

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(c) Management of the Collateral. Each Grantor further agrees, that, during the continuance of any Event of Default, (i) at Agent’s request, it shall assemble the Collateral and make it available to Agent at places that Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, Agent also has the right to require that each Grantor store and keep any Collateral pending further action by Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until Agent is able to sell, assign, convey or transfer any Collateral, Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by Agent and (iv) Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of Agent.

(d) Application of Proceeds. The Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of Agent and any other Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the Notes, and only after such application and after the payment by Agent of any other amount required by any Requirement of Law, need Agent account for the surplus, if any, to any Grantor.

(e) Direct Obligation. Neither Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, the Borrower, any Grantor, or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of Agent and any other Secured Party under any Loan Document (including any Security Documents) shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Agent or any other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given to the Grantors at least 10 days before such sale or other disposition.

(f) Commercially Reasonable. To the extent that applicable Requirement of Law impose duties on Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for Agent to do any of the following:

(i) fail to incur significant costs, expenses or other liabilities reasonably deemed as such by Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

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(ii) fail to obtain permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, if not required by other Requirement of Law, fail to obtain permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of any Collateral or to provide to Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1(f) is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by any Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1(f). Without limitation upon the foregoing, nothing contained in this Section 6.1(f) shall be construed to grant any rights to any Grantor or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by applicable Requirement of Law in the absence of this Section 6.1(f).

(g) IP Licenses

Solely for the purpose of enabling Agent to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Agent, for the benefit of the Secured Parties, (i) an irrevocable, fully paid-up, royalty-free, transferrable, nonexclusive, worldwide right to sublicense (through multiple tiers), use and practice any Intellectual Property now owned, licensed, controlled or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored, and to all Software and programs used for the compilation or printout thereof subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of Grantor to avoid the risk of invalidation of such Trademarks and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor), subject to applicable provisions of any leases limiting, restricting or prohibiting such license, to use, operate and occupy, if an Event of Default has occurred and is continuing, all real Property owned, operated, leased, subleased or otherwise occupied by such Grantor.

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Section 6.2 Accounts and Payments in Respect of General Intangibles

(a) In addition to, and not in substitution for, any similar requirement in the Notes, if an Event of Default has occurred and is continuing, upon the written direction to the applicable Grantor of Agent, any payment of accounts or payment in respect of general intangibles, when collected by any Grantor, shall be held by such Grantor in trust for Agent, segregated from other funds of such Grantor. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At any time that an Event of Default has occurred and is continuing:

(i) each Grantor shall, upon Agent’s written request, deliver to Agent all original (or, to the extent not reasonably available, a copy thereof) and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to Agent and that payments in respect thereof shall be made directly to Agent;

(ii) Agent may, without notice, at any time that such an Event of Default is continuing, limit or terminate the authority of a Grantor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to Agent’s satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, Agent may at any time enforce such Grantor’s rights against such account debtors and obligors of general intangibles; and

(iii) subject to any applicable Requirement of Law, each Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by Agent to ensure any Internet Domain Name is registered.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

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Section 6.3 Pledged Collateral

(a) Voting Rights. If an Event of Default has occurred and is continuing, Agent or its nominee may (i) transfer and register in its name or in the name of its nominee or transferee the whole or any part of the Pledged Collateral, (ii) exercise any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise, (iii) exercise any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Agent may determine), all without liability except to account for property actually received by it, (iv) collect and receive all cash dividends and other payment and distributions made thereon and make application thereof to the Secured Obligations in the manner set forth in the Notes and (v) notify the parties obligated on the Pledged Collateral to make payment to Agent of any amounts due or to become due thereafter; provided, however, that Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. If Agent shall exercise any of its rights as contemplated under this Section 6.3(a), Agent shall endeavor in good faith to provide notice of such exercise to the Grantor; provided, however, that the Agent’s failure to deliver such notice will not affect the Agent’s rights hereunder nor give rise to any liability of the Agent.

(b) Proxies. In order to permit Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Agent all such proxies, dividend payment orders and other instruments as Agent may from time to time reasonably request in writing and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to Agent an IRREVOCABLE PROXY to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default, and which proxy shall only terminate upon the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted). To the extent permitted by applicable law, the IRREVOCABLE PROXY granted hereby is effective automatically without the necessity that any other action (including, without limitation, that any transfer of any of the Pledged Collateral be recorded on the books of the relevant Grantor) be taken by any Person (including the applicable Grantor or any officer or agent thereof), is coupled with an interest, and shall be irrevocable, shall survive the bankruptcy, dissolution or winding up of any relevant Grantor, and shall terminate only upon the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted). Each Grantor covenants and agrees that prior to the expiration of such IRREVOCABLE PROXY pursuant to applicable law, if applicable, such Grantor will reaffirm such IRREVOCABLE PROXY in a manner reasonably satisfactory to the Agent.

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(c) Authorization of Issuers. Each Grantor hereby expressly irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from Agent in writing that states that an Event of Default has occurred and is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from liabilities to such Grantor in so complying and (ii) unless otherwise expressly permitted hereby or the Notes, pay any dividend or make any other payment with respect to the Pledged Collateral directly to Agent.

Section 6.4 Proceeds to be Turned over to and Held by Agent

Unless otherwise expressly provided in the Notes or this Agreement, if an Event of Default has occurred and is continuing, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalent Investments shall be held by such Grantor in trust for Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, upon Agent’s written instruction, promptly upon receipt by any Grantor, be turned over to Agent in the form received (with any necessary endorsement).

Section 6.5 Sale of Pledged Collateral

(a) Each Grantor recognizes that Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in applicable federal, state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under applicable federal or state securities laws even if such issuer would agree to do so.

(b) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to Section 6.1 and this Section 6.5 valid and binding and in compliance with all applicable Requirement of Law. Each Grantor further agrees that a breach of any covenant contained in this Section 6.5 will cause irreparable injury to Agent and other Secured Parties, that Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.5 shall be specifically enforceable against such Grantor, and such Grantor hereby waives, to the extent not prohibited by applicable law, and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that (i) no Event of Default has occurred under the Notes prior to payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Commitments or (ii) payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Commitments. Each Grantor agrees not to assert any rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by Agent prior to payment in full in cash of the Guaranteed Obligations and termination of all Commitments (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

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Section 6.6 Deficiency

Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and, without duplication, the fees and disbursements of any attorney employed by Agent or any other Secured Party to collect such deficiency.

ARTICLE VII

THE AGENT

Section 7.1 Agent’s Appointment as Attorney-in-Fact

(a) Each Grantor hereby IRREVOCABLY constitutes and appoints Agent and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, exercisable if any Event of Default has occurred and is continuing for the purpose of carrying out the terms of the Loan Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives Agent and its Related Persons the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following upon the occurrence and during the continuation of an Event of Default:

(i) in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any such moneys due under any account or general intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property owned or controlled by or licensed to such Grantor, execute, deliver and have recorded any document that Agent may request to evidence, effect, publicize or record Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the Notes (including all or any part of the premiums therefor and the costs thereof) and to adjust and settle claims under any insurance policy;

(iv) execute, in connection with any sale provided for in Section 6.1 or Section 6.5, any document to effect or otherwise necessary or appropriate in relation to evidence the sale of any Collateral;

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(v) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to Agent or as Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as Agent may deem appropriate, (G) assign any Intellectual Property owned or controlled by such Grantor or any IP Licenses of such Grantor throughout the world on such terms and conditions and in such manner as Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, assign, convey, transfer or grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes and do, at Agent’s option, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as such Grantor might do;

(vi) accelerate any note pledged to Agent pursuant to this Agreement which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any such note (including, without limitation, to make any demand for payment thereon);

(vii) appoint a receiver for the properties and assets of each Grantor that constitute Collateral, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Agent or any other Secured Party, and remove and replace any such receiver from time to time;

(viii) take any action permitted under Section 6.5(a) of this Agreement;

(ix) do and perform all such other acts and things as Agent may reasonably deem to be necessary in order to enforce its rights with respect to the Collateral; and

(x) if any Grantor fails to perform or comply with any Contractual Obligation contained herein, Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.

(b) The expenses of Agent incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by such Grantor to Agent on demand.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are IRREVOCABLE until this Agreement is terminated and the security interests created hereby are released, and shall survive the bankruptcy, dissolution or winding up of any relevant Grantor. Agent shall be under no duty or obligation to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its bad faith, fraud, gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction.

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Section 7.2 Authorization to File Financing Statements

Each Grantor authorizes Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as Agent reasonably determines appropriate to perfect, or continue to maintain perfection of, the security interests of Agent under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor” or words of similar import. A copy of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Such Grantor also hereby ratifies its authorization for Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof. Each Grantor hereby (i) waives any right under the UCC or any other Requirement of Law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements, and (ii) releases and excuses each Secured Party from any obligation under the UCC or any other Requirement of Law to provide notice or a copy of any such filed or recorded documents.

Section 7.3 Authority of Agent

Each Grantor acknowledges that the rights and responsibilities of Agent under this Agreement with respect to any action taken by Agent or the exercise or non-exercise by Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between Agent and the other Secured Parties, be governed by the Notes and by such other agreements with respect thereto as may exist from time to time among them, but, as between Agent and any Grantor, Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4 Duty; Obligations and Liabilities

(a) Duty of Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral and shall not impose any duty upon Agent to exercise any such powers. The Agent shall be accountable only for amounts that it receives as a result of the exercise of its rights hereunder and such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Agent in good faith.

(b) Obligations and liabilities with respect to Collateral. No Secured Party and no Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers. The other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1 Reinstatement

Each Grantor agrees that, if any payment made by the Borrower or any Guarantor or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to the Borrower, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2 Release of Collateral; Termination of Agreement

(a) In connection with any disposition permitted by each of the Notes (a “Permitted Disposition”), the Collateral so disposed shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to such Collateral shall revert to the Grantors. At the request of any Grantor following any such termination, Agent shall reasonably promptly deliver to such Grantor any Collateral of such Grantor held by Agent hereunder and execute and deliver to such Grantor such documents, termination notices, payoff letters and releases as such Grantor shall reasonably request to evidence such termination.

Section 8.3 Independent Obligations

The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations and the Guaranteed Obligations. If any Secured Obligation or Guaranteed Obligation is not paid when due, or if any Event of Default has occurred and is continuing, Agent may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Grantor, the Borrower or any other Collateral and without first joining any other Grantor or the Borrower in any proceeding.

Section 8.4 No Waiver by Course of Conduct

No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

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Section 8.5 Amendments in Writing

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in writing by each party hereto; provided, however, that (a) annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2, respectively, in each case duly executed by Agent and each Grantor directly affected thereby and (b) Schedules to this Agreement may be updated or supplemented pursuant to Section 5.10 hereof.

Section 8.6 Additional Grantors; Additional Pledged Collateral; Additional Notes

(a) Joinder Agreements. If, at the option of the Borrower or as required pursuant to the terms of any Note or any other Loan Document, the Borrower shall cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to Agent a Joinder Agreement substantially in the form of Annex 2 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the date hereof.

(b) Pledge Amendments. To the extent any Pledged Collateral has not been delivered as of the date hereof, such Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”). Such Grantor authorizes Agent to attach each Pledge Amendment to this Agreement.

(c) Additional Notes. A Lender under any Additional Note shall, promptly after entering into such Additional Note, deliver a Notice of Additional Note substantially in the form of Annex 4 to the Agent together with a copy of such Additional Note, to the Agent. Failure or delay in delivering such Notice or copy will not impair any security interest granted hereunder with respect to such Additional Note.

Section 8.7 Notices

All notices, requests and demands to or upon any Grantor or any Secured Party (other than the Agent) hereunder shall be effected in the manner provided for in each Note; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor’s notice address set forth on Schedule 8 hereto. All notices, requests and demands to or upon Agent hereunder shall be addressed to the Agent’s notice address set forth on Schedule 8 hereto.

Section 8.8 Successors and Assigns

This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their permitted successors and permitted assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Agent.

Section 8.9 Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

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Section 8.10 Severability

Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 8.11 Governing Law

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

Section 8.12 Submission to Jurisdiction

Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

Section 8.13 Service of Process

Each party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Grantor specified herein on Schedule 8 hereto (and shall be effective when such mailing shall be effective, as provided therein). Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.14 Non-Exclusive Jurisdiction

Nothing contained in Sections 8.12 and 8.13 shall affect the right of Agent to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction.

Section 8.15 Waiver of Jury Trial

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Section 8.16 Expenses and Indemnification.

Each Grantor agrees that the Agent shall be entitled to reimbursement of expenses as specified in Sections 14.3 and 18.1 of the Original Note and any applicable provision in any other Note, as applicable, and agrees to pay, and jointly and severally indemnifies the Agent in accordance with and subject to the limitations of such sections of the Notes.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this and Security Agreement to be duly executed and delivered as of the date first above written.

AGEX THERAPEUTICS, INC.,
as Grantor and Borrower

By:	/s/ Michael West
Name:	Michael West
Title:	Chief Executive Officer

[Signature Page to Security Agreement]

ACCEPTED AND AGREED
as of the date first above written:

JUVENESCENCE LIMITED
as Agent and Initial Lender

By:	/s/ Denham Eke
Name:	Denham Eke
Title:	Director

[Signature Page to Security Agreement]